Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Separation Agreement” or “Agreement”) is entered into and executed by and between D. Rogers Herndon (“Executive”) and Quintana Energy Services Inc. (the “Company”), as evidenced by their respective signatures hereto on August 7, 2019 (the “Effective Date”). In consideration of the mutual promises set forth below, Executive and the Company agree as follows:

1.

TERMINATION OF EMPLOYMENT AND RESIGNATION OF OFFICER AND DIRECTOR POSITIONS. The parties agree that Executive’s employment with the Company and QES Management LLC terminated as of August 7, 2019 (the “Date of Termination”). In accordance with Section 5(e) of the Employment Agreement (defined below), the termination of Executive’s employment with the Company and QES Management on the Date of Termination constitutes an automatic resignation of Executive: (a) as an officer of the Company and of each other member of the Company Group (as defined below); (b) from the Board of Directors of the Company; and (c) from the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any related or affiliated companies or joint ventures that are owned (directly or indirectly) or controlled by the Company as of the Date of Termination and any other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Executive serves as such Company Group member’s designee or other representative. Upon Company’s request, Executive will promptly execute appropriate documentation evidencing his resignation from such officer or director positions.

2.

SEPARATION BENEFITS. If Executive executes this Separation Agreement and returns it to the Company’s General Counsel no later than August 28, 2019, and does not subsequently revoke his acceptance of this Agreement as set forth in paragraph 14 below, Executive will be provided the following benefits:

(a) payment of $1,500,000.00, less applicable taxes and withholding, payable in 24 substantially equal installments over a period of 12 months, with the first payment being due on the next regularly scheduled payday for employees following the expiration of the revocation period set forth in paragraph 14 below, and each subsequent payment being made on the next following regularly scheduled payday for employees.

(b) payment of all accrued but unused vacation, with the payment being due on the next regularly scheduled payday for employees following the expiration of the revocation period set forth in paragraph 14 below.

(c) the vesting and delivery of 120,000 Company shares, less applicable taxes and withholding (all other unvested Company shares to which Executive may otherwise be entitled under any agreement or plan shall be forfeited and lapse);

(d) for the period beginning on first day of the month after the Date of Termination and ending on the date that is 18 months after the Date of Termination, Company shall reimburse Executive for the premiums that Executive pays pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 and/or sections 601 through 608 of the Employee Retirement Income Security Act of 1974 (collectively, “COBRA”) to continue coverage in the health, dental and vision insurance plans sponsored by Company in which Executive and Executive’s dependents participated immediately prior to the Date of Termination (each such premium being a “COBRA Premium”); provided, however, that in order to receive a COBRA Premium reimbursement, Executive must timely elect COBRA continuation coverage, pay the applicable COBRA Premium and provide Company with evidence satisfactory to Company of Executive’s having paid the COBRA Premium within 30 days of having paid such COBRA Premium; provided, further, however, that no COBRA Premium reimbursement shall be payable if such reimbursement results in the imposition of sanctions against the Company or any member of the Company Group pursuant to Section 2716 of the Public Health Service Act and the related regulations and guidance promulgated thereunder. Each COBRA Premium reimbursement shall be provided to Executive by Company within 30 days of its receipt of such evidence of the COBRA Premium payment. Executive agrees and understands that the payment of any COBRA Premium will remain Executive’s sole responsibility;

(e) reimbursement of expenses paid by Executive to BKD LLP for preparation of Executive’s 2019 and 2020 income tax returns; and

(f) reimbursement of legal fees paid by Executive in connection with his legal counsel’s review of this Agreement.

Executive agrees that he is not entitled to any further wages, compensation, equity, reimbursements, accrued but unused paid time off, or bonuses from the Company.

3.

EXECUTIVE’S FULL RELEASE OF CLAIMS. In consideration for the Separation benefits described in paragraph 2, which Executive acknowledges he is not otherwise entitled to, Executive hereby releases Quintana Energy Services Inc., QES Management LLC, and all of their related or affiliated companies or joint ventures, along with the past, present, and future owners, partners, agents, directors, officers, executives, employees, insurers, representatives, benefit plans (and fiduciaries of such plans), and attorneys of any of them (the “Releasees”), from any and all claims and damages, whether known or unknown, including those related to, arising from, or attributed to Executive’s former employment with the Company; the termination thereof; and all other acts or omissions occurring at any time prior to Executive’s execution of this Separation Agreement. The scope of this release includes, but is not limited to, any claims arising out of any other contract, express or implied, any covenant of good faith and fair dealing, express or implied, any tort (including negligence by the Company or anyone else), and any federal, state, local, or other governmental statute, regulation or ordinance relating to employment, employment discrimination, or the payment of wages or benefits, including but not limited to the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964 (as amended), the Americans with Disabilities Act, the Texas Payday Act, the Texas Labor Code, the Lily Ledbetter Fair Pay Act, the Employee Retirement Income Security Act, the Family Medical Leave Act, the False Claims Act (including but not limited to those arising under 31 U.S.C. § 3730(h)), the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Whistleblower Act, and the Age Discrimination in Employment Act. Executive confirms that he has not filed any charge, claim, demand, grievance, lawsuit, or other proceeding with any government agency, court, or arbitrator against any Releasee. Executive understands and agrees that nothing in this Agreement prohibits him from challenging the enforceability of the Agreement’s release of claims under the Age Discrimination in Employment Act, or from filing a charge or complaint with any governmental agency; provided, however, that by executing this Agreement Executive understands and agrees that he is waiving his right to receive individual relief (including backpay, frontpay, reinstatement, or other legal or equitable relief) based on claims asserted in any such charge or complaint.

Each of the Releasees who are not signatories to this Agreement are hereby agreed to be third party beneficiaries of this Agreement and shall be entitled to all rights, benefits, and protections of this Agreement, and shall further be entitled to enforce this Agreement and each of its terms.

4.

COMPANY PROPERTY AND PROTECTION OF CONFIDENTIAL INFORMATION. Executive agrees that no later than August 13, 2019, he will return to the Company all property or information of Company or any of the Releasees in Executive’s possession including, but not limited to, any identification cards, equipment, books, keys, computers, electronic storage devices, passwords, cellphones, PDAs, and any and all documents or electronic files containing the information or property of Company or any Releasee, including but not limited to information contained in or on computer hard drives, phones, thumb drives and other external storage devices, emails, and cloud-based storage. Executive understands and agrees that compliance with the obligations in this paragraph 4 is a condition precedent to the obligation to provide the benefits specified in paragraph 2. Executive agrees that the obligations sets forth in this paragraph are reasonable and necessary to protect the Releasees’ legitimate interests in their property, including but not limited to confidential information belonging to the Company or any Releasee.

5.	NON-ADMISSION OF LIABILITY. By entering into this Agreement, no party admits that it has done anything wrong.

6.

SEVERABILITY. The provisions contained herein are severable and the invalidity of any provision shall not affect the enforceability of any other provision. If any provision in this Separation Agreement shall be held to be invalid, illegal or unenforceable, the provision shall be stricken and the remainder of this Separation Agreement shall remain valid and enforceable.

7.

AGREEMENT TO BE BINDING ON OTHERS. This Separation Agreement will be binding upon Executive and the Company and their respective heirs, administrators, trustees, representatives, executors, successors, and assigns.

8.	COOPERATION AND NONDISPARAGEMENT.

(a) Executive agrees to coordinate with the Company on the public release of information regarding Executive’s departure from the Company;

(b) Executive agrees to coordinate with the Company on the terms of a departure email to be issued by Executive from Executive’s QES email account to Division Leads regarding Executive’s departure from the Company;

(c) Executive agrees to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of Executive’s employment with the Company. Such cooperation includes, without limitation, Executive being available to the Company upon reasonable notice, without subpoena, to provide truthful and accurate information in witness interviews and depositions and trial testimony. The Company will reimburse Executive for reasonable out-of-pocket expenses that Executive incurs in connection with any such cooperation (excluding forgone wages, salary or other compensation) and will make reasonable efforts to accommodate Executive’s scheduling needs; and

(d) Executive agrees not to defame or disparage any Releasee. To the extent any Releasee reasonably believes Executive has made a defamatory or disparaging remark or statement that violates this provision, such Releasee must notify Executive in writing of the alleged breach, reference this specific provision of this Agreement, and provide Executive with a reasonable amount of time to consider retracting such remark or statement. The foregoing notice obligations are conditions precedent to making any legal claim that Executive has breached this specific provision of this Agreement.

(e) The Company agrees that its officers, directors, and Board members will not defame or disparage Executive. To the extent Executive reasonably believes a Company representative has made a defamatory or disparaging remark or statement that violates this provision, Executive must notify the Company in writing of the alleged breach, reference this specific provision of this Agreement, and provide the Company with a reasonable amount of time to take efforts to cause its representative(s) to retract such remark or statement. The foregoing notice obligations are conditions precedent to making any legal claim that the Company has breached this specific provision of this Agreement.

9.

CHOICE OF LAW, VENUE, MODIFICATION, AND EXECUTION. This Separation Agreement will be construed in accordance with and governed by the laws of the State of Texas, with any action seeking interpretation or enforcement of the Agreement may be maintained only in the federal or state courts within Harris County, Texas. The parties agree that this Separation Agreement will not be modified or amended except by a written instrument(s) signed by Executive and a duly authorized representative of the Company. This Separation Agreement may be executed in multiple parts.

10.

CONFIDENTIALITY. Executive agrees that the terms of this Agreement are strictly confidential and that neither Executive nor any agent of Executive has disclosed or shall disclose its existence or its terms at any time in perpetuity to anyone except Executive’s attorneys, tax advisors, or spouse, and only on the condition that such other person(s) keep such information strictly confidential. The foregoing obligations of confidentiality shall not apply to information that is required to be disclosed by a court or other tribunal of competent jurisdiction, by a government agency, or as otherwise required by law. Further, the foregoing obligation of confidentiality shall not apply to the disclosure of the existence or non-existence of any restrictive covenants that are addressed in this Agreement. Executive agrees that if he breaks this promise of confidentiality, it would be a breach of this Agreement, and that a portion of the Separation payment is consideration for this promise. Executive agrees that the Company may seek all available legal or equitable relief for any breach of this promise.

11.

NO EMPLOYMENT. Executive acknowledges and agrees that following his termination of employment, he will not be an employee of any Releasee for any purpose, including but not limited to Executive’s status under the benefit plans of any Releasee.

12.

ENTIRE AGREEMENT. This Separation Agreement sets forth the entire agreement between Executive and the Company relating to Executive’s employment and termination of employment, and supersedes and renders null and void any and all prior oral or written agreements or understandings between Executive and the Company or any Releasee concerning Executive’s employment or the subject matter of this Separation Agreement, including but not limited to that certain Amended and Restated Executive Employment Agreement between Executive and the Company (the “Employment Agreement”), with the exception of paragraphs 6(a), 6(b), 6(c), 6(e), 6(f), 6(g), and the definitions of “Company Group” and “Prohibited Period” of the Employment Agreement, which provisions and the obligations therein shall survive this Agreement (the “Surviving Duties”); the Phantom Unit Agreement dated February 28, 2017, as amended on June 15, 2019; the Restricted Stock Unit Grant Notice and Performance Share Unit Grant Notice, each respectively dated April 18, 2018; and the Restricted Stock Unit Grant Notice and Performance Share Unit Grant Notice, each respectively dated January 24, 2019. For the avoidance of doubt, Executive expressly acknowledges and agrees that neither Company nor any of respective affiliates has any future obligations pursuant to the Employment Agreement (including any obligations with respect to severance pay or benefits), as that agreement has been terminated except for the Surviving Duties, and Executive has no entitlements pursuant to the Employment Agreement. Further, for the avoidance of doubt, the restrictive covenants set forth in paragraph 6(d) of the Employment Agreement, along with any similar non-compete covenants found in any other employment agreements between Executive and the Company, are not Surviving Duties. This Separation Agreement may not be altered, amended or modified, except by a further written document signed by Executive and a duly authorized representative of the Company. None of the parties has made any settlement, representations or warranty in connection herewith (except those expressly set forth in this Separation Agreement) which have been relied upon by the other party, or which acted as an inducement for the other party to enter into this Separation Agreement.

13.

REVIEW PERIOD. Executive understands that he has twenty-one (21) days from the date on which this Agreement was presented to him in which to review and consider this Agreement before signing it, and that he may use as much or as little of this 21-day period as he wishes. Executive is advised to consult an attorney before signing this Agreement. By executing this Agreement, Executive acknowledges that he was afforded a period of at least 21 days from the date this Agreement was first presented to him in which to consider it. Executive agrees that any changes that he and the Company may make to this Agreement, whether material or not, will not restart the 21-day period described in this paragraph. Executive agrees that he has read this Agreement, understands it, and is entering into it knowingly and voluntarily.

14.

REVOCATION PERIOD. If Executive decides to accept and sign this Agreement, he will have seven (7) days in which to revoke his release of claims. Executive understands that his release of claims will not become effective or enforceable until the seven (7) days have elapsed without his having revoked his release of those claims. Executive understands that any such revocation will not be effective unless he delivers a written notice of such revocation to the Company’s General Counsel no later than close of business on the seventh day after he signs this Agreement. Executive understands that if he revokes his release of claims, the Company will not provide him with the separation benefits described in paragraph 2 above.

* * *

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, THAT I AM COMPETENT TO SIGN IT, THAT I UNDERSTAND ALL OF ITS TERMS, THAT I UNDERSTAND THAT IT CONTAINS A COMPLETE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, THAT I HAVE HAD THE OPPORTUNITY FOR REVIEW BY LEGAL COUNSEL, AND THAT I AM ENTERING INTO IT VOLUNTARILY.

/s/ D. Rogers Herndon
D. Rogers Herndon

August 7, 2019
Date

ACCEPTED AND AGREED:	Quintana Energy Services Inc.

	By:	/s/ Max. L. Bouthillette
	Printed Name:	Max L. Bouthillette

	Title:	Executive Vice President, Chief Compliance Officer, General Counsel and Corporate Secretary

	Date:	August 7, 2019